                                                      [NAVARRE CORPORATION LOGO]


FOR ADDITIONAL INFORMATION:
Joyce Fleck, Vice President Marketing       Jim Gilbertson, Vice President and
763-535-8333                                Chief Financial Officer
jfleck@navarre.com                          763-535-8333
                                            jgilbert@navarre.com
Cary Deacon, Corporate Relations Officer
763-535-8333
cdeacon@navarre.com


                  NAVARRE CORPORATION REPORTS RECORD SALES AND

                  NET INCOME FOR ITS FIRST QUARTER FISCAL 2004

         COMPANY REPORTS EIGHTH CONSECUTIVE QUARTER OF PROFITABILITY AND
                EXTENDS AND INCREASES GE CAPITAL CREDIT FACILITY

     MINNEAPOLIS, MN --July 22, 2003 -- Navarre Corporation (Nasdaq: NAVR), a leading distributor and publisher of a broad range of home entertainment and multimedia software products, today reported record sales and operating income for the fiscal 2004 first quarter ended June 30, 2003.



     HIGHLIGHTS FOR THE QUARTER INCLUDE:

     o Consolidated net sales increased approximately 5% to $73.4 million from $70.0 million last year.

     o Consolidated income from operations increased to $224,000 from $77,000 in the comparable time period last year.

     o Consolidated net income for the quarter increased approximately 56% to $308,000 or $0.01 per share compared with $198,000 or $0.01 per share in the same period last year.

     o Gross margin on a consolidated basis for the quarter, as a percent of net sales, was 13.7% compared with 11.5% in the same period last year.

     o Extended the term of the Company's credit facility with GE Capital to June 2007 and increased its credit line from $30 million to $40 million.


     Eric Paulson, Chairman and CEO of Navarre Corporation commented, "Our first quarter of Fiscal 2004 continues to validate our operating strategy. In the midst of a continuing turbulent economy, a difficult retail environment and a poor music sector, we were able to increase our net sales 5% and achieve our eighth consecutive quarter of profitability and maintain a strong balance sheet."

     Paulson added, "The first quarter demonstrated continued gain in market share in our core businesses. Management reaffirms its belief that the disciplined execution of our strategies for organic growth will deliver a sales increase in the 7 to 10% range and a profit increase in the 14 to 25% range for the 2004 fiscal year. In addition, we continue to pursue acquisitions that we expect would contribute to our overall strategy of additional growth in revenue and earnings per share."



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




     Jim Gilbertson, VP, Chief Financial Officer stated, "During this first fiscal quarter we extended the term of our credit facility with GE Capital to June of 2007 and increased credit line from $30 million to $40 million. The ability to borrow is based upon certain requirements and financial covenants. This increase is in line with the Company's stated goal of growing the business through acquisition and organic growth."

                            BUSINESS UNIT HIGHLIGHTS

 NAVARRE DISTRIBUTION SERVICES (NDS)

     NDS distributes non-proprietary software, video games and accessories, as well as major label music and DVD video, achieved an increase in net sales of approximately 6% to $63.0 million for the quarter as compared to $59.3 million for the same period last year. The division maintained its market share through the careful management of product cycles and the aggressive pursuit of adding new publisher offerings, as well as researching and addressing new technologies, such as DVD backup utility software. The video game initiative continues to show promise, with the addition of a number of new publishers in the quarter, including Vivendi/Universal and Square/Enix. After only a short period of time, NDS now offers nearly twenty-five vendors, covering all major video game platforms.


 NAVARRE ENTERTAINMENT MEDIA (NEM)

     Our proprietary music and DVD division sales decreased approximately 2% in the quarter to $10.4 million versus $10.6 million last year. The sales performance in NEM reflects the shift in releases in the quarter. Our performance was better than the industry which has reported a year-to-date decrease of 9 -- 11%.


 NEM continues upgrading its label roster and added exciting new content during the quarter that broadens its reach across all musical genres. The new labels include Lumberjack, MC Records, 40 Ounce Records, and South Central Music Source.

 As well, NEM just completed a licensing and distribution agreement with Reader's Digest to use its extensive library of music titles that have not previously been available in traditional retail distribution.




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



ENCORE SOFTWARE

     Last year's acquisition of Encore Software strategically places the Company in the ownership and management of content that includes software and video games and creates higher margins and additional synergies with its existing suppliers and customers. Encore had sales for the quarter of $6.5 million, which were reduced by sales discounts and market development funds (MDF) of $1.8 million and inter-company sales elimination of $4.7 million.



CONFERENCE CALL

In conjunction with the press release, management of Navarre will host a conference call at 11:00 a.m. ET Wednesday, July 23, 2003, to discuss the Company's results. Messrs. Eric Paulson, Chairman and Chief Executive Officer, Jim Gilbertson, Chief Financial Officer will host the call.


                                   CALL ACCESS

The conference call can be accessed by dialing (785-832-2041), conference ID "NAV" ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the Internet and can be accessed at http://www.navarre.com under the "About Navarre" subheading. Investors should go to the Web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available following the call's completion by dialing (402-220-0669), through midnight eastern time, Wednesday, July 30, 2003 or by accessing http://www.navarre.com where a replay will be available for a one-week period.

ABOUT NAVARRE CORPORATION

Navarre Corporation (Nasdaq: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Encore, Navarre's majority-owned subsidiary, is a leading interactive publisher in the videogame and PC CD-ROM markets. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at http://www.navarre.com.

                                   SAFE HARBOR

"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the




                                       6

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Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, and the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2003. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release "Navarre Corporation Reports Record Sales and Net Income for its First Quarter of Fiscal 2004", dated July 22, 2003, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release."

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.



                               NAVARRE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                         THREE MONTHS ENDED
                                                                               JUNE 30,
                                                                        2003              2002
                                                                   ---------------------------------

                Net sales                                               $73,424          $69,978

                Gross profit                                             10,049            8,052

                Operating expenses                                        9,825            7,975

                Income (loss) from operations                               224               77
                Other income/expense                                         84              121

                Consolidated net income (loss)                             $308             $198

                Earnings (loss) per common share:
                   Basic  earnings (loss) per share                       $0.01            $0.01
                   Diluted earnings (loss) per share                      $0.01            $0.01
                Weighted average common and common
                   equivalent shares outstanding
                   Basic  shares                                         21,616           21,616
                   Diluted shares                                        22,132           21,764



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